Exhibit 3.48

ARTICLES OF INCORPORATION

OF

RT JONESBORO CLUB

(As Amended and Restated)

The undersigned, in order to form a nonprofit corporation for the purposes hereinafter stated, under and pursuant to the provisions of the laws of the State of Arkansas, particularly the Arkansas Nonprofit Corporation Act of 1993 (the “Act”), Chapter 33 of Title 4 of the Arkansas Code of 1987 Annotated, does hereby certify as follows:

1. Name. The name of this corporation shall be “RT JONESBORO CLUB” (the “Corporation”).

2. Mutual Benefit Corporation. This Corporation is a mutual benefit corporation.

3. Duration. Unless otherwise provided for herein or in the bylaws, the period of existence of the Corporation shall be perpetual.

4. Purposes. This Corporation is organized as a nonprofit corporation exclusively to establish and maintain a social club, support local 501(c)(3) entities and support and conduct recreational, benevolent and community hospitality activities in and around Jonesboro, Arkansas and conduct all activities related thereto not prohibited by law.

5. Powers. The Corporation shall have and exercise all powers, privileges and rights conferred on corporations by the laws of the State of Arkansas and all powers and rights incidental to carrying out the purposes for which this Corporation is formed, except such as are inconsistent with the express provisions of the Act under which this Corporation is incorporated. The enumeration of the foregoing purposes shall not be held to limit or restrict in any manner the general powers conferred on this Corporation by the laws of the State of Arkansas.

6. Prohibitions. Notwithstanding any other provision of these articles to the contrary, the following restrictions and limitations shall apply to comply with the requirements imposed by §501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”):

(a) No part of the net earnings of the Corporation shall inure to the benefit of any director or officer of the Corporation; provided, however, reasonable compensation may be paid for services rendered to or for the Corporation, effecting one or more of its purposes.

(b) The Corporation shall not carryon any activities not permitted to be carried on by a corporation exempt from federal income tax under § 501 (c )(3) of the Code.

7. Dissolution, Liquidation, and Termination. Because this Corporation is intended to have perpetual existence, it is not anticipated that the Corporation will be dissolved. However, in the event the Corporation should ever be dissolved pursuant to Ark. Code Ann. § 4-33-1401, et seq., then upon the dissolution of the Corporation, the board of directors shall, after paying or making provision for the payment of all liabilities of the Corporation, dispose of all assets of the Corporation exclusively to the members, or if there are no members, to those persons or entities whom the Corporation holds itself out as benefitting or serving. Any of such assets not so disposed of shall be disposed of by the chancery court of the county in which the principal office of the Corporation is located exclusively to such organization or organizations, as said court shall determine, which are organized and operated exclusively for such purposes.

8. Principal Office. The principal office or place of business of this Corporation shall be located at 2915 Kazi Street, Jonesboro, Arkansas 72401.

9. Registered Agent. The name and address of the registered agent of this Corporation: Corporation Company, 425 W. Capitol Avenue, Suite 1700, Little Rock, Arkansas 72201.

10. No Stock or Dividends. The Corporation shall not have or issue shares of stock, no dividends shall be paid, and no part of the income of the Corporation shall be distributed to its members, directors, or officers. The Corporation may pay reasonable compensation to its members, directors and officers. The Corporation may make reimbursement to its members, directors, officers and employees for expenses insured in attending to their authorized duties. All such expenses shall be evidenced by receipt or other proper documentation.

11. Membership. The Corporation shall have members, and the classes of membership shall be as provided in the bylaws.

12. Directors. The business of the Corporation shall be conducted by a board of directors. The number of directors of the Corporation shall be provided in the bylaws; provided, however, at no time shall the number of directors be less than three (3). The terms of office of the directors shall be provided in the bylaws. The current board of directors and their terms of office are as follows:

Name	Term

John D. Bruton	3 years

2387 Alcey Way

Nixa, Missouri 65714

Russell L. Spencer	3 years

615 N. Althea

Nixa, Missouri 65714

Melissa Jackson	3 years

1202 SW 12th Street

Atkins, Arkansas 72823

The board of directors shall have the direction of the affairs of this Corporation and shall meet as soon as is practicable after the issuance of the certificate of incorporation by the secretary of state for the purposes of electing officers, adopting bylaws and taking such other action as may be necessary to perfect the organization of the Corporation. Thereafter, bylaws may be amended and officers elected as provided in the bylaws. The directors shall be permitted to hold office for more than one term by reelection.

13. Amendments. These articles may be amended by the board of directors of the Corporation. Unless notice is waived, the Corporation shall provide seven (7) days written notice of any meeting of the board of directors at which a vote is to be taken on an amendment. The notice must state that a purpose of the meeting is to consider a proposed amendment to the articles, and the notice must contain or be accompanied by a copy or summary of the amendment or state the general nature of the amendment. The amendment must be approved by a majority of the directors in office at the time the amendment is adopted.

IN WITNESS WHEREOF, the incorporator has hereunto signed these amended and restated articles this 11th day of July, 2007.

s/ John D. Bruton
John D. Bruton

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